Exhibit 99.1

Ubiquity Signs $150 Million LOI with American Tec Company to Develop and Distribute Sprocket Software and Data Analytics in Asia

Amtec will assist the Company in developing and deploying Ubiquity’s proprietary software across several Asian countries

IRVINE, Calif., August 12, 2014 – Ubiquity, Inc. (OTCBB: UBIQ) (“Ubiquity” or the “Company”), a technology development and licensing company that holds an extensive portfolio of patents across multiple technology market verticals, today announced that the Company has signed a letter of intent with American Tec Company Limited (“Amtec”) to advance the development and distribution of Ubiquity’s Sprocket software and data analytics in Asia. The revenue expectations, which will be further defined in the master agreement, are to generate a minimum of $150M US in contracts/licenses within 12 months of the completed software being launched into the local marketplace.

According to the terms of the LOI, Amtec will assist Ubiquity with the distribution of Sprocket throughout China, Hong Kong, South East Asia, Vietnam and India. Amtec will further assist in the distribution structure of Sprocket and will identify key buyers that include major technology companies currently operating in the mobile technology space. Ubiquity will develop and deliver a Sprocket model to Amtec that will be used to present to potential buyers of Ubiquity’s proprietary mobile solution. Ubiquity will provide all development support of Sprocket and will help Amtec establish Sprocket throughout Asia. The parties intend to proceed to execute definitive documents for this transaction, but there can be no assurance that such agreements will be agreed upon by the parties and that the transaction will be finalized.

“At Ubiquity, we are leveraging our innovative mobile platform to partner with Amtec and bring the next great mobile solution and experience to the Asian market,” stated Chris Carmichael, Chairman and Chief Executive Officer of Ubiquity. “This alliance will present a significant opportunity to both Ubiquity and Amtec as our proprietary Sprocket software becomes the technology of choice for mobile users. We are confident Sprocket’s enhanced and user-friendly experience will revolutionize the way people search and manage their online content in the near future.”

About Ubiquity, Inc.

Based in Irvine, CA, Ubiquity is a vertically integrated, technology-focused media company. Ubiquity is focused in five specific areas with a robust portfolio of patents and intellectual property. The Company has developed an intuitive user interface making access to all content from any device in a simple, consistent format, has enabled the search and identification of any object and image in all video and digital media, and has developed a platform for mobile transaction including the integration of payments, money transfers, coupons and gifts. The Sprocket is an industry-leading, intuitive, immersive consumer experience for all web-based activity, and allows for the personalization of all content, whether public or private, in a unique, accessible way.

Through Ubiquity Labs we are leveraging an extensive portfolio of intellectual property spanning Web 3.0, immersive advertising, video compression, content distribution, eCommerce, and mobile applications to support the commercialization of new technologies. In addition, we intend to pursue strategic licensing opportunities.

About the American Tec Company Limited (“Amtec”)

American Tec is a subsidiary of North Asia Strategic Holdings Limited (NAS). Established in 1986, the company started the business to service the SMT (PCBA) manufacturing industry. Amtec has been in business for nearly 30 years, specializing in equipment supply, services, and automated solutions for the SMT and Semiconductor industry in mainland China (including Hong Kong), South-East Asia, Vietnam, and India. With the increasing complexity and miniaturization of electronics products as well as growing labor costs in the manufacturing industry, the pursuit of higher productivity and increased level of automation will be the absolute trend. American Tec sees the ability to provide customers with optimized technology and solutions as utmost important to its success.

American Tec has been committed to offering customers with the most competitive value-added solutions for the past three decades. As one of the first distributors of SMT related equipment in China, through relentless effort and hard work, and with a team of experience sales and technical professionals, both customer’s and the industry are quick to recognize the contribution and impact that American Tec is having on the electronics manufacturing industry in Asia. With its specialized and professional team, American Tec will continue to expand and enhance the overall sales and support infrastructure with the goal of becoming the optimized platform for technology and solutions for the electronics industry.

Forward-Looking Statements

This news release contains forward-looking statements and information that are based on the beliefs of management and reflect the Company's current expectations. When used in this news release, the words "estimate", "project", "belief", "anticipate", "intend", "expect", "plan", "predict", "may" or "should" and the negative of these words or such variations thereon or comparable terminology, are intended to identify forward-looking statements and information. Such statements and information reflect the current view of the Company with respect to risks and uncertainties that may cause actual results to differ materially from those contemplated in those forward-looking statements and information.

By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the failure of the business strategy, the integrity of the Company's patents and proprietary intellectual property and competition. The Company cautions that the foregoing list of risk factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. When relying on the Company's forward-looking statements and information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events, including the risk factors set out in the Company's 10K for the year ended December 31, 2013. See the sections entitled "Risk Factors" in Ubiquity's quarterly and annual reports as filed by Ubiquity from time to time with the Securities and Exchange Commission. The Company has assumed that the material factors referred to above will not cause such forward-looking statements and information to differ materially from actual results or events.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS NEWS RELEASE REPRESENTS THE EXPECTATIONS OF THE COMPANY AS OF THE DATE OF THIS NEWS RELEASE AND, ACCORDINGLY, IS SUBJECT TO CHANGE AFTER SUCH DATE. READERS SHOULD NOT PLACE UNDUE IMPORTANCE ON FORWARD-LOOKING INFORMATION AND SHOULD NOT RELY UPON THIS INFORMATION AS OF ANY OTHER DATE. WHILE THE COMPANY MAY ELECT TO, IT DOES NOT UNDERTAKE TO UPDATE THIS INFORMATION AT ANY PARTICULAR TIME EXCEPT AS REQUIRED IN ACCORDANCE WITH APPLICABLE SECURITIES LEGISLATION.

Contact:

Investors:

KCSA Strategic Communications

Todd Fromer / Phil Carlson

tfromer@kcsa.com / pcarlson@kcsa.com

212-896-1215 / 212-896-1233